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EXHIBIT 99.B

                            VIRA I. HEINZ ENDOWMENT

         Set forth below are the names, citizenship, residence or business addresses and present principle occupation or employment and the principal business and address of any corporation or other organization in which such employment is conducted, in each case with respect to each executive officer and director of the Vira I. Heinz Endowment (other than the name, such information is provided below only if it does not appear elsewhere herein):

James M. Walton
Chairman

Teresa Heinz

Andre T. Heinz

Jack E. Kime
Chief Financial Officer

Wendy Mackenzie

William H. Rea

John T. Ryan

Frank Tugwell
Executive Director

S. Donald Wiley

Barbara K. Robinson*


    Set forth below is the beneficial ownership of shares of Common Stock of each of the directors and executive officers of the Vira I. Heinz Endowment, unless such information appears elsewhere herein, in addition to their respective shared voting power and shared dispositive power with respect to shares of Common Stock of the Vira I. Heinz Endowment:

         (1) Mr. James M. Walton has sole voting and dispositive power with respect to 2,000 shares of Common Stock (less than 0.1% of the outstanding Common Stock).

         (2) Mr. Andre T. Heinz has shared voting and dispositive power with respect to 2,200 shares of Common Stock held in one trust (less than 0.1% of the outstanding Common Stock).

         (3) Ms. Wendy Mackenzie is not the beneficial owner of any shares of Common Stock.


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   * Appointed by Mellon Bank, N.A.

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         (4)  Mr. John T. Ryan has sole voting and dispositive power over 3,600 shares of Common Stock (less than 0.1% of the outstanding Common Stock).

         (5) Mr. S. Donald Wiley has shared voting and dispositive power with respect to 1,555,100 shares of Common Stock that are held in two trusts (0.6% of the outstanding Common Stock); and has sole voting and dispositive power with respect to 148,133 shares of Common Stock (0.1% of the outstanding Common Stock).

    No director or executive officer has effected any transaction in shares of Common Stock during the sixty day period preceding the date of this Statement.

    The shares of Common Stock held by the directors and executive officers are held by them for the benefit of beneficiaries of the members of the Group which persons in some cases, have the right to receive dividends on, or the proceeds from the disposition of, the Common Stock so held. No person has the right to receive dividends or proceeds from 5% or more of the outstanding Common Stock held by such directors and executive officers.

                              Page 20 of 53 Pages